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                                                                   EXHIBIT 10.3A

                            FIRST AMENDMENT TO LEASE

         This FIRST AMENDMENT TO LEASE (this "Amendment") is made as of the 31st day of January, 2001 by and between ROBERT T. HALE, ROBERT T. HALE, JR. and JUDITH B. HALE, not individually but as TRUSTEES OF NETWORK PLUS REALTY TRUST, u/d/t dated June 30, 1993 and recorded with the Norfolk County Registry of Deeds, with an address of 238-240 Copeland Street, Quincy, Massachusetts 02169 ("Landlord") and NETWORK PLUS, INC., a Massachusetts corporation with an address of 41 Pacella Park Drive, Randolph, Massachusetts 02368 ("Tenant").

                                 R E C I T A L S

         A. Landlord and Tenant entered into a certain lease entitled "Net Lease," dated July 1, 1993 (the "Lease") for approximately 34,359 rentable square feet on the second, third and fourth floors and comprising units 20, 21, 30, 40, 41, 43 and 44 of the Furnace Brook Office Condominium (the "Premises") in the building located at and commonly known as 238-240 Copeland Street, Quincy, MA (the "Building"), all as more particularly described in the Lease.

         B. By mutual agreement, Landlord and Tenant have expanded the Premises to include approximately 7,347 additional rentable square feet on the first floor of the Building, as shown on Exhibit A attached hereto.

         C. The Lease commenced on July 1, 1993 and expired on June 30, 2000.

         D. Landlord and Tenant wish to enter into this Amendment to (i) extend the term of the Lease, and (ii) amend certain other terms and conditions of the Lease.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Landlord and Tenant agree as follows:

         1. Recitals; Capitalized Terms. All of the foregoing recitals are true and correct. Any capitalized term not otherwise modified or defined herein shall have the meaning ascribed to such term in the Lease.

         2. Term. The term of the Lease is hereby extended for an additional term (the "Term") of twelve (12) years and eight (8) months commencing as of July 1, 2000 (the "Effective Date") and expiring on February 28, 2013 (the "Termination Date"), unless extended pursuant to paragraph 5 below. The Term shall be upon all of the terms and conditions of the Lease, except as otherwise provided in this Amendment.

         3. Premises. Commencing on the Effective Date, the Premises shall be deemed to consist of approximately 41,706 square feet on the first, second, third and fourth floors of the


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Building.

         4. Annual Fixed Rent. Commencing on the Effective Date and continuing through the Termination Date, the Annual Fixed Rent payable with respect to the Premises shall be as follows:


RENTAL PERIOD                                         ANNUAL BASE RENT          MONTHLY PAYMENT       PER SQ. FT.
-----------------------------------------------------------------------------------------------------------------
From the Effective Date through February 28, 2005       $875,826.00                $72,985.50            $21.00

From March 1, 2005 through February 28, 2009            $959,238.00                $79,936.50            $23.00

From March 1, 2009 through the Termination Date       $1,042,650.00                $86,887.50            $25.00

         5. Extension Option.

         (a) Provided that, at the time of each such exercise, (i) the Lease is in full force and effect, and (ii) no default of Tenant, as such term is defined in Section 7.1 of the Lease, shall have occurred and be continuing (either at the time of exercise or at the commencement of an Extended Term, as hereinafter defined), Tenant shall have the right and option to extend the Term of the Lease for two (2) extended terms (collectively, the "Extended Terms") of five (5) years each by giving written notice to Landlord not later than six (6) months prior to the expiration date of the Term with respect to the first Extended Term and not later than six (6) months prior to the expiration date of the first Extended Term with respect to the second Extended Term. The effective giving of such notice of extension by Tenant shall automatically extend the Term of the Lease for the applicable Extended Term, and no instrument of renewal or extension need be executed. In the event that Tenant fails timely to give such notice to Landlord, the Lease shall automatically terminate at the end of the Term then in effect, and Tenant shall have no further option to extend the Term of the Lease. Each Extended Term shall commence on the day immediately succeeding the expiration date of the Term or the preceding Extended Term, as the case may be, and shall end on the day immediately preceding the fifth (5th) anniversary of the first day of such Extended Term. The Extended Terms shall be on all the terms and conditions of the Lease, except: (i) during the Extended Terms, Tenant shall have no further option to extend the Term, except as provided herein during the first Extended Term with respect to the second Extended Term, and (ii) the Annual Fixed Rent for the Extended Terms shall be the Fair Market Rental Value of the Premises as of the commencement of the Extended Term in question, taking into account all relevant factors, determined pursuant to PARAGRAPH (b) below but in no event shall the Annual Fixed Rent for the Extended Term be less than the Annual Fixed Rent at the expiration of the Term or


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Extended Term immediately preceding the commencement of the Extended Term in question.

         (b) Promptly after receiving Tenant's notice extending the Term of this Lease pursuant to PARAGRAPH (a) above, Landlord shall provide Tenant with Landlord's good faith estimate of the Fair Market Rental Value of the Premises for the upcoming Extended Term based upon rents being paid by tenants entering into leases in the area in which the Premises is located. If Tenant is unwilling to accept Landlord's estimate of Fair Market Rental Value as set forth in Landlord's notice referred to above, and the parties are unable to reach agreement thereon within thirty (30) days after the delivery of such notice by Landlord, then Landlord and Tenant shall, not later than thirty (30) days after the expiration of the aforesaid thirty (30) day period, each retain a real estate professional with at least ten (10) years continuous experience in the business of appraising or marketing commercial real estate in the greater Boston area who shall, within thirty (30) days of his or her selection, prepare a written report summarizing his or her determination of the Fair Market Rental Value for the applicable Extended Term. Landlord and Tenant shall simultaneously exchange such reports; provided, however, if either party has not obtained such a report within sixty (60) days after Tenant receives Landlord's notice, then the determination set forth in the other party's report shall be final and binding upon the parties. If both parties receive reports within such time and the lower determination is within ten percent (10%) of the higher determination, then the greater of (i) the Annual Fixed Rent in effect immediately preceding such Extended Term or (ii) the average of the two determinations shall be deemed to be the Fair Market Rental Value for such Extended Term. If the lower determination is not within ten percent (10%) of the higher determination, then Landlord and Tenant shall mutually select a person with the qualifications stated above (the "Final Professional") to resolve the dispute as to the Fair Market Rental Value for such Extended Term. If Landlord and Tenant cannot agree upon the designation of the Final Professional within thirty (30) days of the exchange of the first valuation reports, either party may apply to the American Arbitration Association, the Greater Boston Real Estate Board, or any successor thereto, for the designation of a Final Professional. Within ten (10) days of the selection of the Final Professional, Landlord and Tenant shall each submit to the Final Professional a copy of their respective real estate professional's determination of the Fair Market Rental Value for such Extended Term. The Final Professional shall not perform his or her own valuation, but rather shall, within thirty (30) days after such submissions, select the submission which is closest to the determination of the Fair Market Rental Value for such Extended Term which the Final Professional would have made acting alone. The Final Professional shall give notice of his or her selection to Landlord and Tenant and such decision shall, subject to the terms of the last two (2) sentences of this PARAGRAPH (b) below, be final and binding upon Landlord and Tenant, provided, however, in no event shall the Fair Market Rental Value be less than the Annual Fixed Rent in effect immediately preceding such Extended Term. Each party shall pay the fees and expenses of its real estate professional and counsel, if any, in connection with any proceeding under this paragraph, and the parties shall each pay one-half of the fees and expenses of the Final Professional. If Tenant is unwilling to accept the Fair Market Rental Value determined in accordance with the process set forth above, then Tenant shall have the option to rescind its notice of election to extend the Term of


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the Lease by delivering written notice to Landlord within ten (10) days of, as applicable, (i) receipt of both reports from each of Tenant's and Landlord's respective selected real estate professionals, if the lower determination is within ten percent (10%) of the higher determination, (ii) the expiration of the sixty (60) day period after Tenant receives Landlord's notice of its estimate of Fair Market Value, if Tenant is unwilling to accept such estimate and either party has not obtained a report summarizing a real estate professional's determination of Fair Market Value within such sixty (60) day period, or (iii) receipt of notice from the Final Professional of his or her selection of the determination of the Fair Market Rental Value. The effective giving of such notice by Tenant shall rescind its notice of extension, and thereafter Tenant shall have no further option to extend the Term of the Lease, and the Lease shall expire on the originally scheduled expiration date of the Term or, if Tenant has extended the Term in accordance with the terms hereof, the first Extended Term, as applicable.

         6. Ratification. Except as expressly modified by this Amendment, the Lease shall remain in full force and effect and, as further modified by this Amendment, is expressly ratified and confirmed by the parties hereto.

         7. Binding Agreement. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for extension, and this document shall become effective and binding only upon the execution and delivery of this Amendment by both Landlord and Tenant.

         8. Brokerage. Landlord and Tenant each represent and warrant to the other that neither of them has employed or dealt with any broker, agent or finder in carrying on the negotiations relating to this Amendment. Tenant shall indemnify and hold Landlord harmless from and against any claim or claims for brokerage or other commissions asserted by any broker, agent or finder engaged by Tenant or with whom Tenant has had prior dealings. Similarly, Landlord shall indemnify and hold Tenant harmless from and against any claims asserted by any broker, agent or finder engaged by Landlord or with whom Landlord has had prior dealings. The representations and warranties contained in this Paragraph 8 shall survive any termination of the Lease.

         9. Miscellaneous. Tenant hereby acknowledges that (i) Landlord has no undischarged obligations under the Lease to perform any work or improvements to the Premises, or otherwise; (ii) there are no offsets or defenses that Tenant has against the full enforcement of the Lease by Landlord; (iii) neither Tenant nor, to Tenant's knowledge, Landlord is in any respect in default under the Lease; and (iv) Tenant has not assigned, transferred or hypothecated the Lease or any interest therein or subleased all or any portion of the Premises.

         10. Governing Law; Interpretation and Partial Invalidity. This Amendment shall be governed and construed in accordance with the laws of The Commonwealth of Massachusetts. If any term of this Amendment, or the application thereof to any person or circumstances, shall


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to any extent be invalid or unenforceable, the remainder of this Amendment, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Amendment shall be valid and enforceable to the fullest extent permitted by law. The titles for the paragraphs are for convenience only and not to be considered in construing this Amendment. This Amendment contains all of the agreements of the parties with respect to the subject matter hereof, and supersedes all prior dealings between them with respect to such subject matter. No delay or omission on the part of either party to this Amendment in requiring performance by the other party or exercising any right hereunder shall operate as a waiver of any provision hereof or any rights hereunder, and no waiver, omission or delay in requiring performance or exercising any right hereunder on any one occasion shall be construed as a bar to or waiver of such performance or right on any future occasion.

         11. Counterparts and Authority. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. Landlord hereby warrants and represents to Tenant that it is the current record owner of the Building. Landlord and Tenant each warrant and represent to the other that the person or persons executing this Amendment on its behalf has or have authority to do so and that such execution has fully obligated and bound such party to all terms and provisions of this Amendment.


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         IN WITNESS WHEREOF, the undersigned executed this Amendment as of the date and year first written above.


                                NETWORK PLUS REALTY TRUST

                                By: /s/ Robert T. Hale
                                    ----------------------------------------
                                    Robert T. Hale, not individually but as
                                    Trustee of Network Plus Realty Trust


                                By: /s/ Robert T. Hale, Jr.
                                    ----------------------------------------
                                    Robert T. Hale, Jr., not individually
                                    but as Trustee of Network Plus Realty Trust


                                By: /s/ Judith B. Hale
                                    ----------------------------------------
                                    Judith B. Hale, not individually but as
                                    Trustee of Network Plus Realty Trust


                                NETWORK PLUS, INC., a Massachusetts corporation


                                By: /s/ James J. Crowley
                                    ----------------------------------------
                                    Name: James J. Crowley
                                    Its: EVP/COO


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                                    EXHIBIT A

                              First Floor Premises

                                 (see attached)







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                        [FIRST FLOOR PREMISES FLOORPLAN]





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